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Filed by: GB&T Bancshares, Inc. Pursuant to Rule 425 under the Securities Act of 1933 Commission File No: 000-24203
NEWS RELEASE For Immediate Release
For more information, please contact:
Gregory L. Hamby
EVP and CFO
ghamby@gbt.com
Phone: (678) 450-3369
W. Michael Banks
Senior Vice President
mbanks@gbt.com
Phone: (678) 450-3480
P.O. Box 2760
Gainesville, GA 30503
Fax: (770) 531-7359

GB&T BANCSHARES, INC. REPORTS SECOND QUARTER
EARNINGS AND DECLARES CASH DIVIDEND

        Gainesville, Georgia, July 15—GB&T Bancshares, Inc. (Nasdaq: GBTB), a multi-bank holding company comprised of four Georgia community banks, reported second quarter 2003 net income of $1.7 million, an increase of 17.2 percent over the $1.5 million reported in the prior year second quarter. Diluted per share earnings were $0.31, up 3.3 percent from the $0.30 reported in the second quarter 2002. Per share results were affected by a 13.5 percent increase in diluted shares outstanding to 5,577,503 as a result of shares issued for the acquisition of HomeTown Bank of Villa Rica, with $109 million in assets, during the fourth quarter of 2002. For the first six months of this year, net income was $3.4 million, up 15.7 percent from the prior year first half, while diluted earnings per share were $0.62, a gain of 1.6 percent.

        At a meeting held July 14, 2003, the Board of Directors of GB&T Bancshares ("GB&T") declared a cash dividend of $0.09 per share on the Company's common stock. This dividend, based on second quarter earnings, represents a 5.9 percent dividend increase from the same period a year ago. The newly-declared dividend is payable on August 11, 2003, to shareholders of record as of the close of business on August 1, 2003.

        The returns on average assets and average equity for the second quarter of 2003 were 0.92 percent and 11.08 percent, respectively, compared with 1.04 percent and 12.82 percent for the second quarter of 2002.

        Richard A. Hunt, President and CEO, commented, "We are pleased with the progress of our company. Since 1998, when we formed our holding company in preparation to launch our high-growth acquisition strategy, we've achieved a 39.5 percent compound annual growth rate in assets. As a result, we were recognized this quarter as one of the 3,000 largest public companies in the United States based on market capitalization, as reflected in the Russell 3000® Index. For the fourth consecutive year, we've been named in the Atlanta Journal-Constitution's top 100 publicly-traded companies in Georgia, most recently in the top quartile.

        "We believe this growth will continue. Pending shareholder and regulatory approval, we look forward to closing the Baldwin Bancshares, parent of First National Bank of the South, acquisition in August of this year, which will put our total assets at approximately $900 million. As a reflection of our confidence in the growth prospects of our company, this past year and into 2004, we are making extensive investments to build an infrastructure to provide corporate efficiencies and the highest quality of customer service. Our data processing was centralized in 2002, and all banks now share a common platform. We are implementing a new customer relationship management system throughout our organization; the rollout should be completed in 2004.

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        "Our combination of friendly and responsive service, strong expertise in real estate lending, and the latest technology has been a winning formula in our marketplace, bringing value to customers as well as strong returns to our shareholders."

        Total revenue, comprised of net interest income and non-interest income, was $9.7 million for the second quarter of 2003, an increase of 28.5 percent over the $7.6 million reported in the prior-year second quarter. Net interest income rose 23.1 percent to $7.3 million, reflecting a 30.6 percent increase in average earning assets, partially offset by a 26 basis point decline in the net interest margin, to 4.24 percent. However, the net interest margin was 10 basis points higher than first quarter of this year. Mr. Hunt noted, "This is a difficult rate environment for the banking industry, ourselves included. In light of the continued decline in interest rates, we have been aggressive in re-examining our deposit pricing and we are seeing positive results."

        Excluding securities gains of $49,000 in the second quarter of 2003, non-interest income was $2.3 million, an increase of 45.8 percent above the prior-year second quarter. Mortgage production activity was strong during the 2003 second quarter, resulting in a 212.9 percent increase in origination fees. Service charges on deposit accounts rose 27.4 percent, largely as a result of the HomeTown Bank acquisition, plus organic growth within our marketplace. Non-interest income contributed 24.2 percent of operating revenue compared with 21.2 percent a year ago.

        Mr. Hunt continued, "Expense levels reflect our continued investment in corporate infrastructure, as well as the addition of our most recent acquisition." Non-interest expense for the second quarter of 2003 was $7.3 million, an increase of 40.8 percent over the prior-year second quarter. Excluding a $309,000 loss taken this quarter on the sale of a former headquarters building of an acquired bank, non-interest expenses were $7.0 million, an increase of 34.8 percent above last year. Salaries and employee benefits, the largest component of expense growth, increased 41.4 percent, reflecting a 34.1 percent increase in FTE staff, as well as merit increases. GB&T's efficiency ratio was 72.1 percent for the current quarter compared to 73.0 percent for the previous quarter and 68.4 percent for the second quarter of 2002. Mr. Hunt noted that the company has not yet begun to realize the anticipated efficiencies of their recent infrastructure investment. He anticipates the efficiency ratio should show improvement beginning next year, consistent with the Company's long-term goal of less than 60 percent.

        Asset quality has improved since the fourth quarter of 2002, when HomeTown Bank was acquired. Mr. Hunt commented, "We are working to return asset quality to the levels that GB&T has traditionally reported." Past due and non-performing assets now stand at $5.1 million, or 0.67 percent of total assets, compared with $8.2 million and 1.11 percent, respectively, at December 31, 2002, and $2.8 million and 0.48 percent, in the second quarter of 2002. Net charge-offs on an annualized basis were 0.06 percent of average loans for the current quarter compared with 0.29 percent for the fourth quarter of 2002 and 0.03 percent for the prior-year quarter.

        Total assets were $758.0 million at June 30, 2003, an increase of $177.2 million, or 30.5 percent from the prior year quarter-end. HomeTown Bank accounted for $109 million of the increase, while $68 million of the growth was internally-generated. Loans were up $118.2 million, or 26.4 percent, to $565.1 million. Total deposits grew by $151.2 million, or 33.3 percent, to $605.1 million.

        Shareholders' equity ended the quarter at $63.3 million, a twelve-month increase of $15.8 million, or 33.3 percent, reflecting the impact of the acquisition of HomeTown Bank. Equity was 8.35 percent of period-end assets. GB&T paid a second quarter cash dividend of $0.09 per share, up 5.9 percent from the second quarter of 2002. This represented a 29 percent payout of quarterly net income. At quarter-end, GB&T had 5,390,807 shares of common stock outstanding.

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About GB&T Bancshares, Inc.

        Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating four community banks: Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank and HomeTown Bank of Villa Rica. In addition, the Company owns a consumer finance company, Community Loan Company, with eight offices located in Northern Georgia. As of June 30, 2003, GB&T Bancshares has assets of $758 million, with 17 branches located in high-growth Georgia markets. GB&T's common stock is listed on the Nasdaq National Market under the symbol "GBTB." Please visit our website www.gbt.com for additional information about the Company.

Forward-Looking Statements

        This release contains forward-looking statements, including statements regarding GB&T's objectives and expectations regarding its future growth, acquisition of Baldwin Bancshares, Inc., infrastructure investments, efficiencies, asset quality and other statements regarding its plans, goals and expectations, which statements are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause GB&T's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting GB&T, summarizes several factors that could cause the GB&T's actual results to differ materially from those anticipated or expected in these forward-looking statements: economic conditions (both generally and more specifically in the markets where GB&T operates) may be worse than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; we may be negatively impacted by competition from other companies that provide financial services similar to those offered by GB&T; legislative changes, including changes in accounting standards, may adversely affect the business of GB&T; changes in interest rates may reduce the operating margins or the volumes or values of loans held or made by GB&T; technological changes may increase competitive pressures and increase GB&T's costs, GB&T may be unable to obtain shareholder and regulatory approvals necessary to complete the acquisition of Baldwin Bancshares, Inc.; that GB&T may not be able to integrate acquisitions into its existing operations or that new acquisition and alliance opportunities that enhance shareholder value may not be available on terms acceptable to GB&T; and certain other risk factors set forth in our filings with the SEC may impact GB&T. GB&T disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

        GB&T has filed a registration statement on Form S-4 and other documents with the Securities and Exchange Commission (SEC). The registration statement contains a prospectus of GB&T relating to the common stock to be issued in the acquisition of Baldwin Bancshares, Inc. and a joint proxy statement of GB&T and Baldwin Bancshares, Inc. relating to the acquisition and the issuance of GB&T common stock in the acquisition. Investors and shareholders are urged to read the joint proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information. Investors and shareholders may receive the joint proxy statement/prospectus and other documents filed by GB&T free of charge at the SEC's web site, www.sec.gov or from GB&T Bancshares, Inc. at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia 30501.

        GB&T and its directors and executive officers are participants in the solicitation of proxies in connection with the acquisition. Information about the directors and executive officers of GB&T and their ownership of GB&T stock is set forth in the proxy statement for GB&T's 2003 annual meeting of shareholders held on May 19, 2003. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus.

        Source: GB&T Bancshares, Inc.

        Contact: Gregory L. Hamby, EVP and CFO, +1-678-450-3369, or ghamby@gbt.com, or W. Michael Banks, Senior Vice President, +1-678-450-3480, or mbanks@gbt.com, both of GB&T Bancshares, Inc.

G B & T Bancshares Inc.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

(dollars in thousands except per share data)	2nd Qtr 2003	1st Qtr 2003	4th Qtr 2002	3rd Qtr 2002	2nd Qtr 2002
EARNINGS
Net interest income	$7,341	6,997	6,409	6,186	5,965
Provision for loan loss	$176	214	256	202	204
Non-interest income	$2,392	2,352	2,663	1,910	1,607
Non-interest expense	$7,291	6,801	5,924	5,616	5,179
Net income	$1,733	1,711	2,018	1,534	1,479
PER SHARE DATA
Basic earnings per share	$0.32	0.32	0.41	0.32	0.31
Diluted earnings per share	$0.31	0.31	0.40	0.31	0.30
Book value per share	$11.75	11.49	11.35	10.34	9.97
Tangible book value per share	$9.99	9.72	9.57	10.22	9.86
Cash dividend per share	$0.090	0.085	0.085	0.085	0.085
PERFORMANCE RATIOS
Return on average assets	0.92%	0.94%	1.24%	1.04%	1.04%
Return on average equity	11.08%	11.28%	15.55%	12.56%	12.82%
Net interest margin	4.24%	4.14%	4.19%	4.48%	4.50%
Non-int exp / Avg. assets	3.89%	3.73%	3.63%	3.82%	3.66%
Efficiency Ratio	72.10%	72.96%	64.10%	69.65%	68.40%
Non-interest income/Total operating revenue	24.19%	24.93%	30.65%	23.28%	21.22%
MARKET DATA
Market value per share — Period end	$24.57	19.36	17.99	17.01	17.81
Market as a % of book	2.09	1.68	1.59	1.65	2.15
Cash dividend yield	1.47%	1.76%	1.89%	2.00%	1.91%
Common stock dividend payout ratio	29.03%	27.42%	21.25%	27.42%	28.33%
Period-end common shares outstanding (000)	5,391	5,365	5,357	4,769	4,761
Common stock market capitalization ($Millions)	$132.45	103.88	96.37	81.12	84.80
CAPITAL & LIQUIDITY
Equity to assets	8.35%	8.14%	8.19%	8.23%	8.18%
Period-end tangible equity to assets	7.19%	6.97%	7.00%	8.14%	8.09%
Total risk-based capital ratio	0.00%	12.53%	12.58%	10.97%	11.17%
Average loans to deposits	94.25%	95.49%	95.78%	98.67%	98.55%
ASSET QUALITY
Net charge-offs	$87	314	348	129	28
(Ann.) Net loan charge-offs/ Average loans	0.06%	0.23%	0.29%	0.11%	0.03%
Non-performing loans	$3,332	4,110	5,506	1,381	1,092
OREOs	$1,171	1,263	891	1,047	1,066
90-day past dues	$597	449	1,814	891	616
NPAs + 90 day past due/ Total assets	0.67%	0.77%	1.11%	0.55%	0.48%
Allowance for loan losses/ Total loans	1.33%	1.32%	1.39%	1.28%	1.28%
Allowance for loan losses/NPA's + 90 days past due	147.59%	127.76%	91.80%	174.42%	206.06%
END OF PERIOD BALANCES
Total loans, net of unearned fees	$565,055	562,682	542,834	451,490	446,881
Total assets	$758,048	757,953	741,972	599,446	580,848
Deposits	$605,063	600,204	580,248	469,416	453,870
Shareholders' equity	$63,325	61,676	60,777	49,310	47,490
Full-time equivalent employees	330	312	312	259	246
AVERAGE BALANCES
Loans	$564,210	555,727	482,240	449,034	434,733
Total earning assets	$694,728	685,075	607,319	547,471	531,979
Total assets	$751,953	738,743	647,262	583,509	568,277
Deposits	$598,642	581,985	503,507	455,065	441,113
Shareholders' equity	$62,739	61,507	51,502	48,454	46,261

GB&T BANCSHARES, INC.
Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(amounts in thousands, except per share data)		(amounts in thousands, except per share data)
Interest income:
Loans, including fees	$9,967	$8,390	$19,705	$16,590
Investment securities:
Taxable	950	998	1,935	1,990
Nontaxable	158	177	326	353
Federal funds sold	52	18	106	38
Interest-bearing deposits in banks	6	9	17	18

Total interest income	11,133	9,592	22,089	18,989

Interest expense:
Deposits	2,899	2,798	5,876	5,888
Federal funds purchased and securities sold under repurchase agreements	42	53	83	133
Federal Home Loan Bank advances	637	745	1,365	1,450
Other borrowings	214	31	427	54

Total interest expense	3,792	3.627	7,751	7,525

Net interest income	7,341	5,965	14,338	11,464
Provision for loan losses	176	204	390	387

Net interest income after
Provision for loan losses	7,165	5,761	13,948	11,077

Other income:
Service charges on deposit accounts	1,182	928	2,274	1,756
Mortgage origination fees	726	232	1,283	536
Insurance commissions	149	151	293	295
Gain (loss) on sale of securities	49	—	77	137
Other operating income	286	296	817	765

Total other income	2,392	1,607	4,744	3,489

Other expense:
Salaries and employee benefits	4,171	2,950	8,295	5,906
Net occupancy and equipment expense	1,030	878	2,034	1,646
Other operating expenses	2,090	1,351	3,763	2,626

Total other expense	7,291	5,179	14,092	10,178

Income before income taxes	2,266	2,189	4,600	4,388
Income tax expense	533	710	1,156	1,412

Net income	$1,733	$1,479	$3,444	$2,976

Earnings per share:
Basic	$0.32	$0.31	$0.64	$0.63

Diluted	$0.31	$0.30	$0.62	$0.61

Weighted average shares outstanding
Basic	5,382	4,761	5,371	4,759

Diluted	5,578	4,915	5,547	4,898

GB&T Bancshares, Inc.
Condensed Consolidated Statement of Condition

Assets (in thousands):	6/30/03 (Unaudited)	6/30/02 (Unaudited)
Cash and due from banks	$17,092	$18,956
Interest-bearing deposits in banks	4,778	1,581
Federal funds sold	15,607	989

Total cash and equivalents	37,477	21,526

Securities available-for-sale, at fair value	115,988	85,778
Restricted equity securities	3,531	4,758

Total securities	119,519	90,536

Loans	565,055	446,881
Allowance for loan losses	7,527	5,716

Loans, net	557,528	441,165

Premises and equipment	20,576	16,108
Goodwill and intangible assets	9,493	566
Other assets	13,455	10,947

Total assets	$758,048	$580,848

Liabilities and Stockholders' Equity(in thousands):
Deposits
Non interest-bearing	$66,894	$63,759
Interest-bearing	538,169	390,111

Total deposits	605,063	453,870

Federal funds purchased and securities sold
under repurchase agreements	11,451	12,504
Federal Home Loan Bank advances	57,585	57,026
Other borrowings	822	4,633
Other liabilities	4,802	5,325
Company guaranteed trust preferred securities	15,000	0

Total liabilities	694,723	533,358

Stockholders' equity:
Common stock	35,976	25,719
Retained earnings	25,635	20,388
Accumulated other comprehensive income (loss)	1,714	1,383

Total stockholders' equity	63,325	47,490

Total liabilities and stockholders' equity	$758,048	$580,848

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G B & T Bancshares Inc. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
GB&T BANCSHARES, INC. Consolidated Statements of Income (Unaudited)
GB&T Bancshares, Inc. Condensed Consolidated Statement of Condition